Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

REAL INDUSTRY, INC.

Real Industry, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.         The name of the Corporation is Real Industry, Inc.  The Corporation was originally incorporated under the name SGH Holdco, Inc., pursuant to the original Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on September 27, 2013, as amended and restated by the Amended and Restated Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on November 25, 2013.  The name of the Corporation was changed to Signature Group Holdings, Inc. pursuant to the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on December 30, 2013 (the “Second Amended and Restated Certificate of Incorporation”).  The Corporation filed a Certificate of Designations of Series A Junior Participating Preferred Stock (the “Series A Certificate of Designations”) with the office of the Secretary of State of the State of Delaware on January 2, 2014.  The name of the Corporation was subsequently changed to Real Industry, Inc. pursuant to a Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on June 1, 2015 (the Second Amended and Restated Certificate of Incorporation, as so amended, including the Series A Certificate of Designations, the “Existing Certificate of Incorporation”).

2.         This Third Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

3.         This Certificate of Incorporation restates and integrates and further amends the Existing Certificate of Incorporation.

4.         The terms and provisions of this Certificate of Incorporation shall become effective as of May 9, 2018 at 8:00 AM, Eastern Time (the “Effective Time”).

5.         At the Effective Time, the text of the Existing Certificate of Incorporation is amended and restated in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Elah Holdings, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT AND ADDRESS

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, 19801.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

Section 4.1      Shares, Classes and Series Authorized.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 2,500,000 shares, of which 2,450,000 shares shall be designated as Common Stock with a par value of $0.001 per share, and 50,000 shares shall be designated as Preferred Stock with a par value of $0.001 per share.  The Common Stock and Preferred Stock may be collectively referred to herein as the “Capital Stock.”

Section 4.2      Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions Relating to the Capital Stock.  The following is a statement of the designations, powers, preferences and rights in respect of the classes of the Capital Stock, and the qualifications, limitations or restrictions thereof, and of the authority with respect thereto expressly vested in the Board of Directors of the Corporation (the “Board”):

(a)        Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series, the number of shares and any designation of each series and the powers, preferences and rights of the shares of each series, and the qualifications, limitations or restrictions thereof, to be as stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board, subject to the limitations prescribed by law, including 11 U.S.C. §1123(a)(6).  The Board in any such resolution or resolutions is expressly authorized to state for each such series:

(i)        the voting powers, if any, of the holders of shares of such series in addition to any voting rights affirmatively required by law;

(ii)       the rights of stockholders in respect of dividends, including, without limitation, the rate or rates per annum and the time or times at which (or the formula or other method pursuant to which such rate or rates and such time or times may be determined) and conditions upon which the holders of shares of such series shall be entitled to receive dividends and other distributions, and whether any such dividends shall be cumulative or non-cumulative and, if cumulative, the terms upon which such dividends shall be cumulative;

(iii)      whether any shares of the stock of each such series shall be redeemable by the Corporation at the option of the Corporation or the holder thereof and, if redeemable, the terms and conditions upon which any shares of the stock of such series may be redeemed;

(iv)      the amount payable and the rights or preferences to which the holders of the stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v)       the terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

(vi)      any other powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of this Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and to the full extent now or hereafter permitted by the laws of the State of Delaware.

Subject to any limitations or restrictions stated in the resolution or resolutions of the Board originally fixing the number of shares constituting a series, the Board may by resolution or resolutions likewise adopted increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of the series then outstanding) the number of shares of the series subsequent to the issue of shares of that series; and, in case the number of shares of any series shall be so decreased, the shares constituting the decrease shall resume that status that they had prior to the adoption of the resolution originally fixing the number of shares constituting such series.

(b)        Common Stock.  Except as otherwise provided for by law, the shares of Common Stock shall entitle the holders thereof to one vote for each share on all matters on which stockholders have the right to vote.  The holders of shares of Common Stock shall not be permitted to cumulate their votes for the election of directors.  Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock (a “Preferred Stock Designation”)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any

Certificate of Designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Subject to the preferences, privileges and powers with respect to each class or series of Preferred Stock having any priority over the Common Stock, and the qualifications, limitations or restrictions thereof, the holders of the Common Stock shall have and possess all rights pertaining to the Capital Stock; provided, however, that in the event of any liquidation, dissolution, or winding up of the Corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the Common Stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Corporation available for distribution remaining after:

(i)         payment or provision for payment of the Corporation’s debts and liabilities and

(ii)       distributions or provisions for distributions to holders of any class or series of Capital Stock having preference over the Common Stock in the liquidation, dissolution, or winding up of the Corporation.

(c)        Designated Preferred Stock. Pursuant to authority conferred by this Article IV upon the Board and concurrent with the effectiveness of this Certificate of Incorporation, the Board hereby creates a series of 5,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock, and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, are as set forth in Annex I hereto and are incorporated herein by reference.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1      Number.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), the Board shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

Section 5.2      Classification.

(a)        The Board (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III.  Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation; Class II directors shall initially serve until the second annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation; and Class III directors shall initially serve until the third annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation.  Commencing with the first annual meeting of stockholders following the initial effectiveness of this Certificate of Incorporation and each year thereafter, directors of each class whose term shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office.  In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.  The Board of Directors is authorized to assign members of the Board already in office to

Class I, Class II or Class III, with such assignment becoming effective as of the initial effectiveness of this Certificate of Incorporation.

(b)        Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law or resolution of the Board, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum of the Board, or by the sole remaining director.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.  No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(c)        Except for Preferred Stock Directors, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon.

(d)        During any period when the holders of any series of Preferred Stock have the right to elect Preferred Stock Directors, and upon commencement and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

CHOICE OF FORUM

Section 7.1      Forum.  Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction,  another state court or a federal court located within the State of Delaware).  For purposes of this Article VII, internal corporate claims means claims, including claims in the right of the Corporation:  (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Section 7.2      Consent to Jurisdiction.  If any action the subject matter of which is within the scope of this Article VII is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “Foreign Action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to:  (a) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article VII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 7.3      Enforceability.  If any provision of this Article VII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article VII (including, without limitation, each portion of any sentence of this Article VII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE VIII

NO STOCKHOLDER ACTION BY WRITTEN CONSENT

Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

ARTICLE IX

RESTRICTIONS ON TRANSFER OF SHARES

Section 9.1      Definitions.  As used in this Article IX, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation §§ 1.382-2T, 1.382-3 and 1.382-4 shall include any successor provisions):

(a)        “4.9-percent Transaction” means any Transfer described in clause (a) or (b) or (c) of Section 9.2.

(b)        “4.9-percent Stockholder”  means a Person who owns 4.9% or more of the Corporation’s then-outstanding Common Shares, whether directly or indirectly, and including shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder, and any other Person of group of Persons that is a “5-percent shareholder” of the Corporation within the meaning of Treasury Regulation §1.382-2T(g).

(c)        “Agent” has the meaning set forth in Section 9.5.

(d)        “Common Shares” means any interest in shares of common stock, par value $0.001 per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

(e)        “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

(f)        “Corporation Security” or “Corporation Securities” means (i) Common Shares, (ii) shares of preferred stock issued by the Corporation (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v)) and 1.382-4 to purchase Corporation Securities, and (iv) any Shares.

(g)        “Effective Date” means the date that this Certificate of Incorporation was with the office of the Secretary of State of the State of Delaware.

(h)        “Excess Securities” has the meaning given such term in Section 9.4.

(i)         “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board determines that this Article IX is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward or (iii) such date as the Board shall fix in accordance with Section 9.12.

(j)         “Percentage Share Ownership” means the percentage Share Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation §§ 1.382-2T(g), (h), (j) and (k) and 1.382-4 or any successor provision.

(k)        “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

(l)         “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(m)       “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article IX.

(n)        “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

(o)        “Purported Transferee” has the meaning set forth in Section 9.4.

(p)        “Shares” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation §1.382-2T(f)(18).

(q)        “Share Ownership” means any direct or indirect ownership of Shares, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

(r)        “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

(s)        “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Share Ownership of any Person.  A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation §§ 1.382-2T(h)(4)(v) and 1.382-4).  For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Shares by the Corporation.

(t)         “Transferee” means any Person to whom Corporation Securities are Transferred.

(u)        “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 9.2      Transfer and Ownership Restrictions.  In order to preserve the Tax Benefits, from and after the Effective Date any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (a) any Person or Persons would become a 4.9-percent Stockholder, (b) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder would be increased, or (c) for any attempted Transfer of Corporation Securities during the five-year period beginning on the Effective Date, the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder would be decreased ;  provided, however, that nothing herein contained shall preclude the settlement of any transaction in the Corporation Securities entered into through the facilities of a national securities exchange or trading on an over-the-counter market, provided further, however, that the Company Securities and parties involved in any such transaction shall remain subject to the provisions of this Article IX in respect of such transaction.

Section 9.3      Exceptions.  Notwithstanding anything to the contrary herein:

(a)        Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted other than Transfers (or any series of Transfers of which such Transfer is a part) that would have the result described in Section 9.2(c).

(b)        The restrictions set forth in Section 9.2 shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board or a duly authorized committee thereof.  As a condition to granting its approval pursuant to this Section 9.3, the Board, may, in its discretion, require (at the expense of the transferor and/or Transferee) an opinion of counsel selected by the Board that the Transfer shall not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation.  The Board may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Shares acquired through a Transfer.  Approvals of the Board hereunder may be given prospectively or retroactively.  The Board, to the fullest extent permitted by law, may exercise the authority granted by this Article IX through duly authorized officers or agents of the Corporation.  Nothing in this Section 9.3 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

Section 9.4      Excess Securities.

(a)        No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”).  Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 9.5 or until an approval is obtained under Section 9.3.  After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities.  For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Section 9.4 or Section 9.5 shall also be a Prohibited Transfer.

(b)        The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities.  The Corporation may make such arrangements or issue such instructions to its share transfer agent as may be determined by the Board to be necessary or advisable to implement this Article IX, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of shares and other evidence that a Transfer will not be prohibited by this Article IX as a condition to registering any transfer.

Section 9.5      Transfer to Agent.

(a)        If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer described in Section 9.2(a) or Section 9.2(b) then, upon written demand by the Corporation sent within thirty (30) days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”).  The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities.  If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the

Agent pursuant to Section 9.6 if the Agent rather than the Purported Transferee had resold the Excess Securities.

(b)        If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer described in Section 9.2(c), then the Corporation shall follow the procedures in Section 9.5(a) as modified by this Section 9.5(b).  If the Corporation cannot determine the identity of the Purported Transferee, then upon written demand by the Corporation sent within thirty (30) days of the date on which the Board determines that the attempted Transfer would result in Excess Securities, the 4.9-percent Stockholder who was the purported transferor in the Prohibited Transfer shall acquire through the Agent (and with such 4.9% Stockholder providing the funds) sufficient Securities to cause such 4.9-percent Stockholder, following such acquisition, not to be in violation of this Article IX;  provided, however, that any such acquisition must not constitute a Prohibited Transfer.  Such acquisition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision.  If such 4.9% Stockholder fails to acquire such sufficient Securities within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 9.5 (whether or not made within the time specified in Section 9.5), then the Corporation may direct the Agent to acquire such sufficient Securities (with funds provided by the Corporation) and shall record them as owned by such 4.9% Stockholder, which shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such 4.9% Stockholder shall be obligated to reimburse the Corporation for the cost of such sufficient Securities.

Section 9.6      Application of Proceeds and Prohibited Distributions.  The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:  (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board.  The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities.  The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 9.6.  In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 9.6 inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 9.7      Modification of Remedies for Certain Indirect Transfers.  In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this Article IX, the application of Section 9.5 and Section 9.6 shall be modified as described in this Section 9.7.  In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this Article IX.  Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Section 9.5 and Section 9.6, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer.  All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person.  The purpose of this Section 9.7 is to extend the restrictions in Section 9.2 and Section 9.5 to situations in which there is a 4.9-percent Transaction without a direct Transfer of Securities, and this Section 9.7, along with the other provisions of this Article IX, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

Section 9.8      Legal Proceedings; Prompt Enforcement.  If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 9.5 (whether or not made within the time specified in Section 9.5), or if the purported transferor subject to Section 9.5(b) fails to acquire the Securities or make the payment required by Section 9.5(b),  then the Corporation shall promptly take all cost effective actions that it believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the applicable surrender, acquisition or payment.  Nothing in this Section 9.8 shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article IX being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 9.5 to constitute a waiver or loss of any right of the Corporation under this Article IX.  The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Article IX.

Section 9.9      Liability.  To the fullest extent permitted by law, any stockholder subject to the provisions of this Article IX who knowingly violates the provisions of this Article IX and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the Corporation’s ability to utilize its Tax Benefits, and attorneys’ and auditors’ fees incurred in connection with such violation.

Section 9.10    Obligation to Provide Information.  As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Article IX or the status of the Tax Benefits of the Corporation.

Section 9.11    Legends.  The Board may require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to the restrictions on transfer and ownership contained in this Article IX bear the following legend:

“THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (THE “CERTIFICATE OF INCORPORATION”), OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF COMMON SHARES OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A 4.9-PERCENT STOCKHOLDER UNDER THE CODE AND SUCH REGULATIONS.  IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE SHARES WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT OR THE PURPORTED TRANSFEROR OF THE SHARES WILL BE REQUIRED TO REACQUIRE SHARES.  IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE DELAWARE SECURITIES ACT (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS.  THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

The Board may also require that any certificates issued by the Corporation evidencing ownership of Shares that are subject to conditions imposed by the Board under Section 9.3 also bear a conspicuous legend referencing the applicable restrictions.

Section 9.12    Authority of Board of Directors.

(a)        The Board shall have the power to determine all matters necessary for assessing compliance with this Article IX, including, without limitation, (i) the identification of 4.9-percent Stockholders, (ii) whether a Transfer is a 4.9-percent

Transaction or a Prohibited Transfer, (iii) the Percentage Share Ownership in the Corporation of any 4.9-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 9.6, and (vi) any other matters that the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Article IX.  In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article IX for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article IX.

(b)        Nothing contained in this Article IX shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits.  Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article IX, (iii) modify the definitions of any terms set forth in this Article IX or (iv) modify the terms of this Article IX as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits.  Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(c)        In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.  In the event this Article IX requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article IX.  All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article IX.  The Board may delegate all or any portion of its duties and powers under this Article IX to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article IX through duly authorized officers or agents of the Corporation.  Nothing in this Article IX shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

Section 9.13    Reliance.  To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Corporate Controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article IX.  The members of the Board shall not be responsible for any good faith errors made in connection therewith.  For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the 1934 Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

Section 9.14    Benefits of This Article IX.  Nothing in this Article IX shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article IX.  This Article IX shall be for the sole and exclusive benefit of the Corporation and the Agent.

Section 9.15    Severability.  The purpose of this Article IX is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits.  If any provision of this Article IX or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article IX.

Section 9.16    Waiver.  With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article IX, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1    General. In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the stockholders of the Corporation may serve as directors or officers of the Corporation, (b) the stockholders and their respective Affiliates may now engage, may continue to engage or may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage, may continue to engage or may in the future engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the stockholders of the Corporation, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 10.2    No Duty to Refrain, Communicate or Offer. None of (a) any stockholder of the Corporation or any of its Affiliates or (b) any Non-Employee Director or his or her Affiliates (the Persons (as defined below) identified in (a) and (b) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from, directly or indirectly, (i) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.3.  Subject to Section 10.3, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by the DGCL, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder or director of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, himself or herself, or offers or directs such corporate opportunity to another Person.

Section 10.3    Corporate Opportunities Offered in Capacity as a Director of the Corporation. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Non-Employee Director solely in his or her capacity as a director of the Corporation, and the provisions of Section 10.2 shall not apply to any such corporate opportunity.

Section 10.4    Opportunities Not Deemed Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III, or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 10.5    Definitions. For purposes of this Article X:

(a)        “Affiliate” shall mean (i) in respect of any stockholder of the Corporation, any Person that (A) is directly or indirectly controlled by such stockholder, controls such stockholder or is under common control with such stockholder or (B) is a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (ii) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (iii) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

(b)        “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise.  A Person who is the owner of 20% or more of the outstanding voting stock of any other Person shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

(c)        “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

Section 10.6    Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

ARTICLE XI

AMENDMENTS

Section 11.1    Amendments of Certificate of Incorporation.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation) in the manner now or hereafter prescribed in this Certificate of Incorporation (including any Preferred Stock Designation), the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

Section 11.2    Amendments of Bylaws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.   Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, Real Industry, Inc. has caused its corporate seal to be hereunto affixed and this Third Amended and Restated Certificate of Incorporation to be signed this 4th day of May, 2018.

REAL INDUSTRY, INC.

/s/ Kelly Howard
General Counsel, Executive Vice President and
Corporate Secretary